UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________ Form 8-K ________________
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2017
EASTMAN KODAK COMPANY (Exact name of registrant as specified in its charter)
NEW JERSEY (State or other jurisdiction of incorporation)	1-87 (Commission File Number)	16-0417150 (IRS Employer Identification No.)
343 State Street Rochester, NY 14650 (Address of principal executive offices with zip code)
(585) 724-4000 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

In connection with the potential purchase by investment funds managed by Southeastern Asset Management, Inc. (“Southeastern”) of additional currently outstanding shares of common stock, par value $.01 per share (“Common Stock”), of Eastman Kodak Company (the “Company”), the Company, Southeastern and Longleaf Partners Small-Cap Fund, C2W Partners Master Fund Limited and Deseret Mutual Pension Trust, which are investment funds managed by Southeastern (such investment funds, collectively, the “Holders”), entered into a Shareholder Agreement (the “Shareholder Agreement”) on April 17, 2017.  Pursuant to the Shareholder Agreement, Southeastern and the Holders agreed that Southeastern, the Holders and their affiliates (collectively, the “Covered Entities”) will not, subject to certain exclusions, transfer or otherwise dispose of any capital stock of the Company beneficially owned by the Covered Entities in an unregistered sale or in a direct placement as part of a registered offering to the extent such transfer or disposition would result in any person acquiring, directly or indirectly, alone or in concert with others, beneficial ownership of more than 16,454,200 shares of Common Stock on a fully diluted basis (the “Share Limit”), which Share Limit corresponds to approximately thirty percent (30%) of the currently outstanding Common Stock on an as-converted basis assuming the conversion of the Company’s 5.50% Series A Convertible Preferred Stock (“Series A Preferred Stock”).  Southeastern and the Holders also agreed that for three years after the date of the Shareholder Agreement the Covered Entities will not (i) acquire additional capital stock of the Company that would result in the Covered Entities acquiring, directly or indirectly, alone or in concert with others, beneficial ownership of more than the Share Limit (subject to certain exclusions), (ii) publicly propose any merger, consolidation, division, acquisition or exchange of substantially all assets or equity, tender offer, share purchase, restructuring, recapitalization, liquidation or similar transactions involving the Company, or (iii) take certain actions relating to the foregoing.  The Shareholder Agreement contains other covenants and provisions customary for agreements of a type similar to the Shareholder Agreement.

The Company, Southeastern and the Purchasers are parties to a Series A Preferred Stock Purchase Agreement, dated as of November 7, 2016 (the “Purchase Agreement”), and a Registration Rights Agreement, dated as of November 15, 2016 (the “Registration Rights Agreement”).  Descriptions of the Purchase Agreement and Registration Rights Agreement are included in Item 1.01 of the Current Reports on Form 8-K filed by the Company on November 7, 2016 and November 15, 2016, and such descriptions are incorporated into this Item 1.01 by reference.  The Holders in the aggregate own all 2,000,000 outstanding shares of the Series A Preferred Stock, and the Company has been advised that the Holders also own an aggregate of 660,000 shares of Common Stock.  Pursuant to the Purchase Agreement, the Holders have nominated two individuals for election to the Company’s Board of Directors at the Company’s next annual meeting of shareholders scheduled to be held on May 23, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTMAN KODAK COMPANY
Date: April 20, 2017	By:	/s/ Sharon E. Underberg
	Name:	Sharon E. Underberg
	Title:	General Counsel, Secretary and Senior Vice President